Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-204449, 333-216119 and 333-261234) of Kearny Financial Corp. and Subsidiaries of our report dated August 21, 2025, relating to the consolidated financial statements and the effectiveness of Kearny Financial Corp. and Subsidiaries’ internal control over financial reporting, which appear in this Annual Report on Form 10-K.
/s/ Crowe LLP
Livingston, New Jersey
August 21, 2025